EXHIBIT 99.1

RELEASE

Contact: Eric Swank                           Donald L. Campbell
         Vice President, Corporate Planning   Director, Corporate Communications
         and Investor Relations               (703) 758-6280
         (703) 758-6121                       don.campbell@motient.com
         eric.swank@motient.com


                          MOTIENT ANNOUNCES NEW FUNDING
                    FOR MOBILE SATELLITE VENTURES SUBSIDIARY


RESTON, VA. - October 15, 2001 - Motient Corporation (NASDAQ: MTNT) today reported that new investment had been secured for Mobile Satellite Ventures LLC
(MSV), enabling Motient to complete its previously announced plan to integrate the satellite operations of Motient and those of TMI Communications and Company, L.P., a wholly owned subsidiary of BCE Inc. of Canada. The formation of MSV, announced in January 2001, is currently awaiting customary American and Canadian regulatory approvals.

The new investment involves MSV's issuance of $55 million in subordinated convertible notes to an investor group including Telcom Ventures, LLC, Columbia Capital, Spectrum Equity Investors, a subsidiary of Rare Medium Group, Inc. (NASDAQ: RRRR), and Motient. The $55 million investment will provide MSV with sufficient resources to close on its pre-existing agreement to consolidate the satellite-related assets of both Motient and TMI, and allows it to move forward as a standalone operating entity.

As a part of this transaction, Motient will receive $60 million, of which $45 million will be in cash and $15 million in a note, and after closing Motient will remain a minority investor in MSV, allowing Motient substantial participation in MSV's potential success. Motient indicated that the cash payment, along with an additional $10 million released from escrow based on certain milestone achievements surrounding the prior sale of its transportation mobile communications assets, is expected to provide liquidity for Motient's operations during its restructuring process. Separately, Motient reported it had retained the services of Credit Suisse First Boston to advise it in connection with the possible restructuring of its debt, including its Senior Notes.

"We are gratified that Mobile Satellite Ventures has attracted further investment to secure its future as an independent company," said Walter V. Purnell, Jr., president and CEO of Motient. "The long-awaited completion of this transaction brings together an impressive group of partners and investors, while retaining a significant stake in this promising venture for Motient. In addition, I'm sure the cash infusion into Motient's core wireless data business will help to further Motient's business plan for the benefit of all stakeholders."

Upon completion of the transaction, MSV will bring together the mobile satellite businesses of both Motient and TMI and creates the largest provider of mobile satellite services in North America. MSV's approximately 40,000 customers will enjoy the benefits of digital voice and data services, including circuit switched voice, nationwide voice and data dispatch and packet data services. Subject to regulatory approvals, MSV intends to develop a highly innovative and spectrally efficient combination of next generation spot beam satellites complemented with ancillary terrestrial base stations.

In separate action, Motient and Rare Medium announced that Motient repaid approximately $26.2 million, plus accrued interest, of the $50 million aggregate principal amount of exchangeable notes issued by Motient to Rare Medium by delivering to Rare Medium five million shares of XM Satellite Radio (NASDAQ:
XMSR) common stock held by Motient. The maturity date for the remaining outstanding principal amount of approximately $26.2 million was extended for 60 days, and will be further extended to October 12, 2002 upon satisfaction of certain conditions.

About TMI Communications
TMI Communications (www.tmisolutions.com) is a leading developer and supplier of mobile satellite communications solutions. From the powerful MSAT-1 satellite, the company offers a full portfolio of services, including voice, dial-up data, dispatch radio, fax and packet data, across all of North and Central America, northern South America, the Caribbean, Hawaii, and up to 250 miles offshore. TMI Communications services are ideally suited for the transportation, maritime, mining, government, utility and petroleum industries. Headquartered in Ottawa, TMI Communications is owned by BCE Inc., one of the world's premier telecommunications companies.



About Motient Corporation
Motient (www.motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLinkSM and BlackBerryTM by Motient two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider (ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and thousands of miles of U. S. coastal waters.

eLink is a service mark and Motient is a trademark of Motient Corporation. The BlackBerry and RIM families of related marks, images and symbols are the exclusive properties of, and trademarks of Research In Motion Limited and are used by permission. "BlackBerry by Motient" - used by permission.

This press release contains forward looking statements, including statements regarding completion of the MSV financing, MSV's future operations and developments, future performance of Motient and its network, Motient's future operating cash flow, the possible restructuring of Motient's Senior Notes and Motient's ability to fully leverage its network. Factors that could cause actual results to differ materially from those in the forward looking statements in this news release include Motient's serious short-term liquidity needs, Motient's substantial debt, the need for American and Canadian regulatory approvals, competition in the wireless industry, general economic conditions, market acceptance of Motient's products and services, the reliability and cost of Motient's supply of wireless handheld devices, and Motient's dependence on a relatively small number of customers. Many of these and other factors are described in Motient Corporation's registration statement on Form S-4 (File No. 333-63826) and in Motient's annual report on Form 10-K for the year ended December 31, 2000 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient Corporation's Investor Relations Department.